Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-132747

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Return Optimization Securities with Partial Protection	$ 7,200,000	$ 282.96
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated March 27, 2008 and Prospectus Supplement dated March 28, 2008)

Return Optimization Securities with Partial Protection

Enhanced Return Strategies for Moderate Return Environment

UBS AG $7,200,000 Securities linked to the Amex Gold BUGS Index® due November 12, 2009

Investment Description

Return Optimization Securities with Partial Protection (“ROS”) are securities issued by UBS AG (“UBS”) with returns linked to the performance of the Amex Gold BUGS Index® (“Index”). ROS are designed to enhance index returns in a moderate-return environment — meaning an environment in which stocks generally experience moderate appreciation. If the Index Return is positive, at maturity you will receive your principal plus 2 times the Index Return, up to the Maximum Gain, providing you with an opportunity to outperform the Index. If the Index Return is between 0 and -20% (inclusive), at maturity you will receive your principal. If the Index Return is below -20%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Index Return is below 20%. Accordingly, if the Index declines by more than 20% over the term of your ROS, you may lose up to 80% of your principal.

Features
☐	Growth Potential: ROS provide the potential to enhance returns in a moderate-return environment.
☐	Partial Protection of Principal: At maturity you will receive a cash payment equal to at least 20% of your invested principal.
☐	Indirect Exposure to the Price of Gold through Exposure to the Index: The ROS are linked to the Index, which is composed of 15 companies involved in gold mining and is designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years.

Key Dates

Trade Date	May 6, 2008
Settlement Date	May 9, 2008
Final Valuation Date*	November 6, 2009
Maturity Date*	November 12, 2009
*	Subject to postponement in the event of a market disruption event as defined in the ROS PP product supplement.
Security Offering

We are offering the Return Optimization Securities with Partial Protection linked to the Amex Gold BUGS Index®. The return on the ROS are subject to, and will not exceed, the predetermined Maximum Gain. The ROS are offered at a minimum investment of $1,000 per 100 notes.

Securities	Index Symbol*	Maximum Gain	Maximum Payment at Maturity per $10.00 Security	CUSIP	ISIN
ROS linked to the Amex Gold BUGS Index®	HUI	21.40%	$12.14	902644558	US9026445588
*	Bloomberg, L.P.

See “Additional Information about UBS and the ROS” on page 2. The ROS will have the terms specified in the ROS PP product supplement and accompanying prospectus, as supplemented by this pricing supplement. See “Key Risks” on page 4 and the more detailed “Risk Factors” beginning on page PS-12 of the ROS PP product supplement for risks related to an investment in the ROS. Your ROS do not guarantee any return of principal in excess of $1.00 per $10.00 invested. An Index Return of less than -20% at maturity will result in a loss of principal.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying ROS PP product supplement, or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.175	$9.825
Total	$7,200,000	$126,000	$7,074,000

UBS Financial Services	UBS Investment Bank

Pricing Supplement dated May 6, 2008

Additional Information about UBS and the ROS

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the ROS, with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the ROS PP product supplement and the Index supplement if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement for ROS with Partial Protection dated March 28, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000184/v107686_690135-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “ROS” and “Securities” refers to the Return Optimization Securities with Partial Protection that are offered hereby, unless the context otherwise requires. Also, references to the “ROS PP product supplement” mean the UBS product supplement, dated March 28, 2008, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The ROS may be suitable for you if:

♦	You believe that the Index will appreciate moderately — meaning that you believe the Index will appreciate over the term of the ROS, although such appreciation is unlikely to exceed an amount equal to the Maximum Gain divided by the Multiplier
♦	You seek an investment that offers partial protection when the ROS are held to maturity
♦	You do not seek current income from this investment
♦	You are willing to hold the ROS to maturity, and are willing to accept that there may be no secondary market for the ROS
♦	You are willing to invest in the ROS based on the Maximum Gain

The ROS may not be suitable for you if:

♦	You do not believe the Index will appreciate over the term of the ROS, or you believe the Index will appreciate by more than the Maximum Gain
♦	You seek an investment that is 100% principal protected
♦	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation
♦	You seek current income from this investment
♦	You are unable or unwilling to hold the ROS to maturity
♦	You seek an investment for which there will be an active secondary market

Final Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per ROS
Term	18 months
Protection Percentage	20%
Maximum Gain	21.40%.
Multiplier	2
Payment at Maturity (per $10.00)	If the Index Return (as defined below) multiplied by the Multiplier is equal to or greater than the Maximum Gain, you will receive:
$10.00 + ($10.00 × Maximum Gain)
If the Index Return is positive and when multiplied by the Multiplier is less than the Maximum Gain, you will receive:
$10.00 + ($10.00 × 2 × Index Return), subject to the Maximum Gain
If the Index Return is between 0% and -20% (inclusive), you will receive 100% of your principal.
If the Index Return is less than -20%, you will lose 1% of your principal (or a fraction thereof) for each percentage point (or a fraction thereof) that the Index Return is below -20%.
Accordingly, if the Index Return has declined by more than 20% over the term of your ROS, you may lose up to 80% of your principal.
Index Return	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level	413.78
Index Ending Level	The closing level of the Index on the Final Valuation Date

Determining Payment at Maturity

If the Index Return is less than -20% you will lose 1% (or a fraction thereof) on the principal amount of your ROS for every 1% (or a fraction thereof) the Index Return is below -20%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + [$10.00 × (Index Return + 20%)]

As such, you could lose up to 80% of your principal depending on how much the Index declines.

Key Risks

An investment in the ROS involves significant risks. Some of the risks that apply to the ROS are summarized here, but we urge you to read the more detailed explanation of risks relating to the ROS generally in the “Risk Factors” section of the ROS PP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ROS.

♦	Partial principal protection only if you hold the ROS to maturity — You will be entitled to receive at least 20% of the principal amount of your ROS only if you hold your ROS to maturity. The market value of the ROS may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your ROS prior to maturity, the principal protection feature will not apply. You should be willing to hold your ROS to maturity.
♦	At maturity, you risk losing some of your principal — If the Index Return is less than -20% you will lose 1% (or a fraction thereof) of your principal for each 1% (or fraction thereof) that the Index Return is less than -20%. Accordingly, if the price of the Index has declined by more than the Protection Percentage over the term of the ROS, you will lose some of your principal.
♦	Your return potential is limited — If the Index Return is positive, the Index Return will be multiplied by the Multiplier, subject to the Maximum Gain on the ROS. Therefore, you will not benefit from any positive Index Return in excess of the Maximum Gain.
♦	There may be little or no secondary market for the ROS — The ROS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the ROS will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the ROS, although they are not required to do so and may stop making a market at any time. If you sell your ROS prior to maturity, you may have to sell them at a substantial loss.
♦	No interest or dividend payments — You will not receive any interest payments on the ROS and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index.
♦	Owning the ROS is not the same as owning the Index — The return on your ROS may not reflect the return you would realize if you actually owned the Index.
♦	Credit of issuer — An investment in the ROS is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the ROS.
♦	Price prior to maturity — The market price of the ROS will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividend rate paid on the Index; the time remaining to the maturity of the ROS; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the ROS in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the ROS.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index and/or over-the-counter options, futures or other instruments with return linked to the performance of the Index, may adversely affect the market price of the Index and, therefore, the market value of the ROS.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the stocks comprising the Index, which may present a conflict between the obligations of UBS and you, as a holder of the ROS. The calculation agent, an affiliate of the issuer, will determine the Index Return and payment at maturity based on observed levels of the Index in the market. The calculation agent can postpone the determination of the Index or the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the ROS. Any such research, opinions or recommendations could affect the value of the applicable index or the stocks included in such index, and therefore the market value of the ROS.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the ROS are uncertain. You should consult your own tax advisor about your own tax situation. See “What Are the Tax Consequences of the ROS” on page 10.

Risks specific to an investment in the ROS linked to the Index

♦	Your investment is concentrated in one industry — All of the Index Constituent Stocks are issued by companies the primary lines of business of which are directly associated with gold mining. As a result, your investment in the ROS will be concentrated in one industry.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the ROS.

The historical performance of the Index should not be taken as an indication of the future performance of the Index. As a result, it is impossible to predict whether the closing price of the Index will rise or fall. The closing price of the Index will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

♦	The level of the Index may differ from the price of gold — The Index is comprised of companies involved in gold mining and is designed to provide significant exposure to near term movement in the price of gold. However, the ROS are not directly linked to the price of gold. Price increases and decreases in gold may not be reflected to the same degree in increases or decreases in the level of the Index and, therefore, an investment in the ROS may not result in the same return as a direct investment in gold. Factors specific to each Index Constituent Stock unrelated to the price of gold may affect the price of such Index Constituent Stock adversely.
♦	The market price of gold will affect the market value of the ROS — Gold prices are affected by numerous factors, including:
♦	the structure of and confidence in the global monetary system;
♦	expectations of the future rate of inflation;
♦	the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted;
♦	interest rates and gold borrowing and lending rates; and
♦	global or regional economic, financial, political, regulatory, judicial or other events.

Gold prices may also be affected by industry factors such as:

♦	industrial and jewelry demand;
♦	lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold;
♦	levels of gold production and production costs; and
♦	short-term changes in supply and demand because of trading activities in the gold market.
♦	Non-U.S. securities markets risks — Some of the Index Constituent Stocks have been issued by non-U.S. companies in non-U.S. securities markets. Those stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies. This may have a negative impact on the performance of the ROS, which may have an adverse effect on the offering of the ROS.

The Amex Gold BUGS Index®

Index Description

The Index is a modified equal dollar weighted index of 15 companies (each an “Index Constituent Stock”) involved in gold mining. The Index was designed to provide significant exposure to near term movements in gold prices by only including companies that do not hedge their gold production beyond 1.5 years. The Index was launched on March 15, 1996 at a base value of 200. Adjustments are made quarterly after the close of trading on the third Friday of March, June, September and December so that each component stock represents its assigned weight in the Index. Similar to other index values published by the American Stock Exchange LLC (“Amex”), the value of the Index is published every 15 seconds through the Consolidated Tape Association’s Network B under the ticker symbol “HUI”.

Index Calculation

The Index is calculated using a modified equal-dollar weighting methodology. Three of the largest component securities by market value are assigned higher percentage weights in the Index at the time of the quarterly rebalancing and the remaining Index Constituent Stocks are given an equal percentage weight. The Index has a scheduled quarterly rebalance after the close of trading on the third Friday of March, June, September and December, so that each component stock is represented at approximately its assigned weight in the Index. The following provides a list of the current Index Constituent Stocks and the weight to which each component is set at the time of the last quarterly rebalance.

Symbol	Company Name	Primary Exchange	Assigned Index Weight for Quarterly Rebalance
ABX	Barrick Gold Corp	NYSE	15.00%
AEM	Agnico-Eagle Mines Ltd	NYSE	5.00%
AUY	Yamana Gold Inc	NYSE	5.00%
CDE	Coeur d'Alene Mines Corp	NYSE	5.00%
EGO	Eldorado Gold Corp	NYSE	5.00%
GFI	Gold Fields Ltd	NYSE	5.00%
GG	Goldcorp Inc	NYSE	15.00%
GOLD	Randgold Resources Ltd	NASDAQ GS	5.00%
GSS	Golden Star Resources Ltd	AMEX	5.00%
HL	Hecla Mining Co	NYSE	5.00%
HMY	Harmony Gold Mining Co Ltd	NYSE	5.00%
IAG	Iamgold Corp	NYSE	5.00%
KGC	Kinross Gold Corp	NYSE	5.00%
NEM	Newmont Mining Corp	NYSE	10.00%
NXG	Northgate Minerals Corp	AMEX	5.00%

As of May 6, 2008, the actual weight of each Index Constituent Stock is as follows:

Symbol	Company Name	Primary Exchange	% Weight
GG	Goldcorp Inc	NYSE	15.73%
ABX	Barrick Gold Corp	NYSE	14.93%
NEM	Newmont Mining Corp	NYSE	10.61%
EGO	Eldorado Gold Corp	AMEX	5.79%
GOLD	Randgold Resources Ltd	NASDAQ GS	5.41%
HMY	Harmony Gold Mining Co Ltd	NYSE	5.37%
HL	Hecla Mining Co	NYSE	5.22%
AEM	Agnico-Eagle Mines Ltd	NYSE	5.08%
NXG	Northgate Minerals Corp	AMEX	5.02%
KGC	Kinross Gold Corp	NYSE	4.87%
GFI	Gold Fields Ltd	NYSE	4.85%
AUY	Yamana Gold Inc	NYSE	4.65%
IAG	IAMGOLD Corp	NYSE	4.37%
CDE	Coeur d'Alene Mines Corp	NYSE	4.13%
GSS	Golden Star Resources Ltd	AMEX	3.99%

Amex has, and may at any time, change the number or assigned weighting of stocks comprising the Index by adding or deleting one or more stocks, or replace one or more stocks included in the Index with one or more substitute stocks of its choice, if in Amex’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Index. However, in order to reduce turnover in the Index, the Amex generally attempts to combine additions and deletions to the Index with a scheduled rebalancing. Historically, most discretionary component changes have been made in connection with the June review.

Index Eligibility & Maintenance

The Index is calculated and maintained by Amex. Amex may change the composition of the Index at any time to reflect the conditions of the gold mining industry and to ensure that the component securities continue to represent the gold mining companies. The Index is maintained in accordance with Exchange Rule 901C, which, among other things, requires that securities meet the following requirements in order to be eligible for inclusion in the Index:

♦	All component securities will either be listed on the Amex, the New York Stock Exchange, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported National Market System securities;
♦	A minimum market value of at least $75 million, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the market value can be at least $50 million;
♦	Trading volume in each of the last six months of not less than 1,000,000 shares, except that for each of the lowest weighted component securities in the Index that in the aggregate account for no more than 10% of the weight of the Index, the trading volume may be at least 500,000 shares in each of the last six months;
♦	At least 90% of the Index’s numerical Index value, and at least 80% of the total number of component securities, will meet the current criteria for standardized option trading set forth in Exchange Rule 915; and
♦	Foreign country securities or American Depositary Receipts (“ADRs”) thereon that are not subject to comprehensive surveillance agreements do not in the aggregate represent more than 20% of the weight of the Index.

Every quarter after the close of trading on the third Friday of March, June, September and December, the Index portfolio is adjusted by changing the number of shares of each component stock so that each one again represents an assigned weight in the Index. The newly adjusted portfolio becomes the basis for the Index’s value effective on the first trading day following the quarterly adjustments. If necessary, a divisor adjustment is made to ensure continuity of the Index’s value.

The number of shares of each component stock in the Index portfolio remain fixed between quarterly reviews, except in the event of certain types of corporate actions such as the payment of a dividend, other than an ordinary cash dividend, stock distribution, stock split, reverse stock split, rights offering, or a distribution, reorganization, recapitalization, or some such similar event with respect to a component stock. When the Index is adjusted between quarterly reviews for such events, the number of shares of the relevant security will be adjusted, to the nearest whole share, to maintain the component’s relative weight in the Index at the level immediately prior to the corporate action. The Index may also be adjusted in the event of a merger, consolidation, dissolution, or liquidation of an issuer of a component stock. In the event of a stock replacement, the average dollar value of the remaining components that are assigned the lower Index weight will be calculated and that amount invested in the new component stock to the nearest whole share. In choosing among stocks that meet the hedging requirements and minimum criteria set forth in Exchange Rule 901C, the Amex represents that it will make every effort to add new stocks that are representative of the gold mining industry and will take into account, among other factors, a stock’s capitalization, liquidity, volatility, and name recognition. In connection with any adjustments to the Index, the Index divisor is adjusted to ensure that there are no changes to the Index level as a result of non-market forces.

Historical Closing Levels of the Amex Gold BUGS Index®

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the Observation Period. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the ROS receiving a positive return on their investment. The closing level of the Index on May 6, 2008 was 413.78. The actual Index Starting Level will be the closing level of the Index on the Trade Date.

The graph below illustrates the performance of Index from April 30, 1998 through May 6, 2008.

Source: Bloomberg L.P.

License Agreement

Amex and UBS have entered into a non-exclusive license agreement providing for a license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the ROS. The Index is owned and published by Amex.

The license agreement between Amex and UBS provides that the following language must be set forth in this prospectus supplement:

Amex is under no obligation to continue the calculation and dissemination of the Index and the method by which the Index is calculated and the name “Amex Gold BUGS Index®” may be changed at the discretion of Amex. No inference should be drawn from the information contained in this prospectus supplement that Amex makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the ROS in particular or the ability of the Index to track general stock market performance. Amex has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the Index. Amex is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the ROS or in the determination or calculation of the equation by which the ROS are to be settled in cash. Amex has no obligation or liability in connection with the administration, marketing or trading of the ROS. The use of and reference to the Index in connection with the ROS have been consented to by Amex.

Amex disclaims all responsibility for any inaccuracies in the data on which the Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the Index.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples are based on a 21.40% Maximum Gain and assume a range of Index performance from +50% to -50%.

Example 1 — On the Final Valuation Date, the Index closes 5% above the Index Starting Level. Since the Index Return is 5%, you will receive 2x the Index Return, or a 10% total return, and the payment at maturity per $10.00 principal amount of ROS will be calculated as follows: $10.00 + ($10.00 × 2 × 5%) = $10.00 + $1.00 = $11.00.

Example 2 — On the Final Valuation Date, the Index closes 20% above the Index Starting Level. Since 2x the Index Return of 20% is more than the Maximum Gain of 21.40%, you will receive the Maximum Gain of 21.40%, and the payment at maturity is equal to $12.14 per $10.00 principal amount of ROS.

Example 3 — On the Final Valuation Date, the Index closes 5% below the Index Starting Level. Since the Index Return is –5%, which is within the principal protection range of 0% and -20%, the payment at maturity is equal to $10.00 per $10.00 principal amount of ROS (a 0% return).

Example 4 — On the Final Valuation Date, the Index closes 30% below the Index Starting Level. Since the Index Return is –30%, which is outside the principal protection range of 0% and -20%, the payment at maturity is equal to $9.00 per $10.00 principal amount of ROS as follows:

$10.00 + [$10.00 × (-30% + 20%)] = $9.00

Accordingly, if the Index declines by more than 20% over the term of the ROS, you may lose up to 80% of your principal.

What Are the Tax Consequences of the ROS?

The United States federal income tax consequences of your investment in the ROS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-28 of the ROS PP product supplement and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the ROS, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your ROS as a pre-paid cash-settled derivative contract with respect to the Index. If your ROS are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ROS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROS. Such gain or loss should generally be long term capital gain or loss if you have held your ROS for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your ROS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the ROS, it is possible that your ROS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-29 of the ROS PP product supplement.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-28 of the ROS PP product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of ROS purchased after the bill is enacted to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your ROS.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2007 (audited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	405,220	357,457
Total Debt	405,220	357,457
Minority Interest(2)	6,951	6,132
Shareholders’ Equity	35,585	31,391
Total capitalization	447,756	394,979
(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.88213 (the exchange rate in effect as of December 31, 2007).

Structured Product Categorization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The ROS are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.